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LETTER RE CHANGE IN ACCOUNTING PRINCIPLE

                                                                    EXHIBIT 18.1



January 18, 2000



Mr. Vicente Wright
Executive Vice President, Finance
California Steel Industries, Inc. and Subsidiary
14000 San Bernardino Avenue
Fontana, California 92335


Dear Vicente:

We have audited the consolidated balance sheets of California Steel Industries, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and have reported thereon under date of January 18, 2000. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended December 31, 1999. As stated in
Note 2 to those consolidated financial statements, the Company changed its method of accounting for inventories from the last-in, first out (LIFO) method to the first-in, first-out (FIFO) method and states that the newly adopted accounting principle is preferable in the circumstances, because under the current economic environment of low inflation, the change to FIFO would result in a better measurement of operating results. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgement and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of California Steel Industries, Inc.'s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.


                                       Very truly yours,


                                       KPMG LLP